Exhibit 99.1

February 5, 2025

Volcon, Inc. Announces Pricing of $12.0 Million Underwritten Public Offering

AUSTIN, TX / ACCESS Newswire / February 5, 2025 /Volcon, Inc. (NASDAQ:VLCN) (the "Company"), the first all-electric, off-road powersports company, today announced the pricing of a firm commitment underwritten public offering with gross proceeds to the Company expected to be approximately $12.0 million, before deducting underwriting fees and other offering expenses payable by the Company.

The offering consists of 6,000,000 Common Units (or Pre-Funded Units), each consisting of (i) one (1) share of Common Stock or Pre-Funded Warrant and (ii) one (1) Registered Common Warrant to purchase one (1) share of Common Stock per warrant at an exercise price of $2.00. The public offering price per Common Unit is $2.00 (or $1.99999 for each Pre-Funded Unit, which is equal to the public offering price per Common Unit to be sold in the offering minus an exercise price of $0.00001 per Pre-Funded Warrant). The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until exercised in full. For each Pre-Funded Unit sold in the offering, the number of Common Units in the offering will be decreased on a one-for-one basis.The initial exercise price of each Common Warrant is $2.00 per share of Common Stock. The Common Warrants are exercisable immediately and expire 60 months after the initial issuance date.

Aggregate gross proceeds to the Company are expected to be $12.0 million. The transaction is expected to close on or about February 6, 2025, subject to the satisfaction of customary closing conditions. The Company expects to use the net proceeds from the offering, together with its existing cash, for general corporate purposes and working capital. As previously disclosed, the Company announced the sale of 1,831,558 shares of Common Stock pursuant to its At-The-Market Issuance Sales Agreement with Aegis for gross proceeds of approximately $9.47 million. Assuming closing of the Offering and exercise of any Pre- Funded Warrants, the Company would have approximately 8,475,607 shares of Common Stock outstanding at completion of the Offering.

Aegis Capital Corp. is acting as the sole book-running manager for the offering. ArentFox Schiff LLP is acting as counsel to the Company. Kaufman & Canoles, P.C. is acting as counsel to Aegis Capital Corp.

The securities are being offered pursuant to an effective shelf registration statement on Form S-3 (No. 333-269644) previously filed with the U.S. Securities and Exchange Commission (SEC) and declared effective by the SEC on March 21, 2023. The offering will be made only by means of a prospectus, consisting of a prospectus supplement and an accompanying prospectus. A final prospectus supplement and accompanying prospectus describing the terms of the proposed offering will be filed with the SEC and will be available on the SEC's website located at www.sec.gov. Electronic copies of the final prospectus supplement and the accompanying prospectus may be obtained, when available, by contacting Aegis Capital Corp., Attention: Syndicate Department, 1345 Avenue of the Americas, 27th floor, New York, NY 10105, by email at syndicate@aegiscap.com, or by telephone at +1 (212) 813-1010.

Interested parties should read in their entirety the prospectus supplement and the accompanying prospectus and the other documents that the Company has filed with the SEC that are incorporated by reference in such prospectus supplement and the accompanying prospectus, which provide more information about the Company and such offering.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Volcon, Inc.

Based in the Austin, Texas area, Volcon was founded as the first all-electric power sports company producing high-quality and sustainable electric vehicles for the outdoor community. Volcon electric vehicles are the future of off-roading, not only because of their environmental benefits but also because of their near-silent operation, which allows for a more immersive outdoor experience.

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Volcon's vehicle roadmap includes both motorcycles and UTVs. Its first product, the innovative Grunt, began shipping to customers in late 2021 and combines a fat-tired physique with high-torque electric power and a near-silent drive train. The Volcon Grunt EVO, an evolution of the original Grunt with a belt drive, an improved suspension, and seat, began shipping to customers in October 2023. The Brat is Volcon's first foray into the wildly popular eBike market for both on-road and off-road riding and is currently being delivered to dealers across North America. In 2024, Volcon entered the rapidly expanding LUV and UTV market and shipped its first production MN1 unit in October 2024. The new MN1 and HF1 products empower the driver to explore the outdoors in a new and unique way that gas- powered units cannot. They offer the same thrilling performance of a standard LUV / UTV without the noise (or pollution), allowing the driver to explore the outdoors with all their senses.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the whether the Company will be successful in completing the proposed offering. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. The Company has attempted to identify forward-looking statements by terminology including ‘‘believes,'' ‘‘estimates,'' ‘‘anticipates,'' ‘‘expects,'' ‘‘plans,'' ‘‘projects,'' ‘‘intends,'' ‘‘potential,'' ‘‘may,'' ‘‘could,'' ‘‘might,'' ‘‘will,'' ‘‘should,'' ‘‘approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors. Any forward-looking statements contained in this release speak only as of its date. The Company undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events. More detailed information about the risks and uncertainties affecting the Company is contained under the heading "Risk Factors" in the Company's Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, which are available on the SEC's website, www.sec.gov.

Volcon Contacts:

For Media: media@volcon.com

For Dealers: dealers@volcon.com

For Investors: investors@volcon.com

For Marketing: marketing@volcon.com

For more information on Volcon or to learn more about its complete motorcycle and side-by- side line-up, visit: www.volcon.com.

SOURCE: Volcon Inc.

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